Exhibit (10.6)
Amendment to the
McGraw Hill Financial, Inc.
Key Executive Short-Term Incentive Compensation Plan (“KESIP”)

The KESIP is hereby amended, effective as of June 25, 2013 (the “Effective Date”), as follows:

1.    Section 4.5(a) of the KESIP is deleted in its entirety and replaced with the following:

(a)    If a Participant’s employment with the Company terminates during any Year because of a termination by the Company other than for Cause and the Participant is not Retirement Eligible (as defined in Section 4.5(b) below) on the effective date of the termination of employment, then the Participant, subject to the Participant executing a general release of claims against the Company in a form reasonably satisfactory to the Company, shall receive a Termination Award Payment for the portion of the Year during which the Participant was employed by the Company and participating in the Plan. Unless the Committee specifies an earlier payment date, such Termination Award Payment shall be made at the time that Award Payments for the applicable Year are made to other Participants.

2.    Section 4.5(b) of the KESIP is re-lettered Section 4.5(c) and a new Section 4.5(b) is inserted after Section 4.5(a) to read as follows:

(b)    If a Participant’s employment with the Company terminates during any Year because of (i) death, Disability or Retirement or (ii) a termination by the Company other than for Cause and the Participant is Retirement Eligible on the date of the termination of employment, then the Participant (or in the event of death, the Participant’s Beneficiary), subject to the Participant executing (or in the event of death, the Participant’s Beneficiary) a general release of claims against the Company in a form reasonably satisfactory to the Company, shall be eligible to receive a Pro Rata Actual Award Payment (as defined below) for the portion of the Year during which the Participant was employed by the Company and participating in the Plan. Unless the Committee specifies an earlier payment date, such Pro Rata Actual Award Payment shall be made at the time that Award Payments for the applicable Year are made to other Participants. For purposes of this Section 4.5(b), “Retirement Eligible” means eligible as of the date of the Participant’s termination of employment (as shown on the books and records of the Company) for Normal Retirement or, with the approval of the Committee, Early Retirement. Solely for purposes of this Section 4.5(b), “Pro Rata Actual Award Payment” means an amount determined by multiplying X by Y: where “X” equals the actual Award Payment for an Award that a Participant would have received if the Participant had remained continuously employed by the Company through the Award payment date, determined on the basis of the achievement of performance measures for the Year and as adjusted in the Committee’s discretion for any applicable subjective or objective performance measures applicable to the Award or the Participant; and “Y”
equals a fraction, the numerator is the number of whole calendar months in the portion of the Year during which the Participant was employed by the Company and participating in the Plan and the denominator is 12. For purposes of the numerator of clause Y of the previous sentence, a Participant shall receive full credit for a calendar month if the Participant is participating in the Plan and continuously employed by the Company through at least the 15th day of that month and shall receive no credit for a month if the Participant’s Retirement, death or Disability occurs prior to 15th day of the month. Notwithstanding the above, if the Award is a Covered Award, in no event shall the amount of the Award Payment payable under this Section 4.5(b) exceed the percentage of Net Income set forth in Section 5.2 for the Covered Award.

3.    This Amendment shall be effective for the 2013 and later Years (as defined in KESIP) and shall apply only to termination of employment occurring on or after the Effective Date.